Exhibit 10.28

Sunoco, Inc. 1735 Market Street Ste LL Philadelphia PA 19103-7583

September 23, 2009

Ms. Anne-Marie Ainsworth

176 North Tranquil Path

The Woodlands, TX 77380

Dear Anne-Marie:

Congratulations, I am delighted that you have accepted our verbal offer to join Sunoco, Inc. as Senior Vice President, Refining effective November 2, 2009. Contained herein are the specifics of the offer to you to join Sunoco, Inc.

You are required to complete a physical examination and substance screening in advance of your start date or within a reasonable time thereafter. Your examination and screening will be coordinated by Sunoco’s Medical Director once we have received your written acceptance of this offer. This offer is subject to a satisfactory result on the substance screening test, a customary background and reference check and Board approval of your election as Senior Vice President, Refining, which will be sought prior to the effective date.

Compensation

Cash

For 2009, your annual salary will be $450,000. Your target bonus under the annual Executive Incentive Plan (“EIP”) will be approximately 65% of your salary, or $292,500, for total annualized targeted cash compensation of $742,500. The actual annual bonus earned can range from 0% to 200% of target depending on how well the company performs. Since 2009 will be a partial year, any salary earned will be pro-rated based on the portion of the year you actually serve. You will not be eligible to receive a bonus award under the EIP for 2009. The performance metrics for the 2009 EIP include Operating Income After Tax, Return on Capital Employed as compared to the Company’s proxy peer companies, and Health, Environmental and Safety performance. These performance metrics were established by the Compensation Committee for 2009 and are subject to change in future years at the discretion of the Committee.

You will also be granted three one-time cash awards: $200,000 payable April 2, 2010; $200,000 payable on August 2, 2010; and $250,000 payable on November 19, 2010. These cash awards will be paid net of taxes, and are subject to the same termination conditions as the one-time sign-on equity award below. If you leave voluntarily or you are terminated by the Company for “just cause”, as defined in the Sunoco, Inc. Special Executive Severance Plan, before the 36-month anniversary of your start date, you will be required to reimburse the Company for the full amount of the one-time cash award of $250,000.

Equity

Subject to Compensation Committee approval, you will receive a one-time grant of restricted share units equal in value to approximately $1,500,000 at the date of grant. The grant date will be the next regularly scheduled meeting of the Compensation Committee of Sunoco’s Board of Directors which is December 2, 2009. The number of share units awarded will be determined on the date of grant by dividing the targeted value by the closing common stock share price on the grant date. The share units will vest 55% on the fifth anniversary of the date of grant, and then vesting in additional 9% increments on the sixth through the tenth anniversaries, respectively, of the grant date. The distribution will be made to you in the form of net common shares after taxes

September 23, 2009

within 2-1/2 months after the vesting date. Dividend equivalents accrued up through the vesting date will be paid in cash net of required taxes. A voluntary termination by you or termination by the Company for any reason, other than pursuant to a change in control, will result in the forfeiture of any remaining unvested share units. All long-term incentive awards granted to our executives are made under the Company’s Long-Term Performance Enhancement Plan II (“LTPEP II”), and you will receive a separate award document related to this sign-on equity award after the grant date.

You will also receive, subject to Compensation Committee approval, a one-time grant of restricted share units equal in value to approximately $250,000 at the date of grant. The grant date will be the next regularly scheduled meeting of the Compensation Committee of Sunoco’s Board of Directors which is December 2, 2009. The number of share units awarded will be determined on the date of grant by dividing the targeted value by the closing common stock share price on the grant date. The share units will vest on the third anniversary of the date of grant and the distribution will be made to you in the form of net common shares after taxes within 2-1/2 months after the vesting date. Dividend equivalents accrued up through the vesting date will be paid in cash net of required taxes. A voluntary termination by you or termination by the Company for any reason, other than pursuant to a change in control, will result in the forfeiture of any remaining unvested share units. All long-term incentive awards granted to our executives are made under the Company’s LTPEP II”, and you will receive a separate award document related to this sign-on equity award after the grant date.

You will also receive, subject to the Compensation Committee approval, a one-time equity grant equal in value to approximately $500,000. This grant will be equally split in value between stock options, calculated under the valuation method used by the Company’s compensation consultant, and performance-based common stock units (“CSUs”) calculated using the closing common stock share price on the date of grant to value the number of CSUs. The grant date will be December 2, 2009. The performance-based CSUs have historically measured the Company’s performance over the three calendar years following the grant date. For the most recent CSUs granted in December 2008, the performance measure is Total Shareholder Return measured against the proxy peer companies. Please note that the performance metrics are reviewed and approved annually by the Compensation Committee, and are subject to change in future years at the discretion of the Committee. These long-term incentive awards will also be made under LTPEP II, and you will receive separate award documents after the grant date.

For the 2010 annual equity grant cycle, you will be eligible to receive equity grants consistent with your position. By way of example, the 2008 target equity grant value for this position was approximately $600,000, equally split in value between stock options and performance-based common stock units (“CSUs”). The CSU performance metrics are reviewed and will be approved at the March Compensation Committee meeting. As noted in the previous paragraph, for the most recent CSUs granted in December 2008, the performance measure is Total Shareholder Return measured against the proxy peer companies. Please note that equity award mix and the CSU performance metrics are reviewed annually by the Compensation Committee, and are subject to change in future years at the discretion of the Committee. The March 2010 equity awards will be made under LTPEP II, and you will receive separate award documents.

Stock Ownership Guidelines

Sunoco executives are subject to stock ownership guidelines that are expected to be met within 5 years. The ownership guidelines, expressed as a multiple of base salary, vary by job level. For the 2009, the guideline is currently 3 times the annual salary. Restricted share units and CSUs do not count toward these share ownership guidelines until fully vested, and stock options do not count toward these guidelines until exercised, and, in each case, only the underlying shares received and held.

September 23, 2009

Relocation

Sunoco’s relocation policy will be made available to you and includes temporary living arrangements and reimbursement for all reasonable and customary home purchase costs, moving, storage and other incidental relocation expenses. We will also provide you with a housing allowance of $75,000 paid net of taxes as soon as practical after your start date. The Sunoco relocation policy includes a repayment provision should you leave the company within 24 months from date of hire.

Vacation

You will be entitled to 25 days of paid vacation annually. In addition, you will also be allocated two floating holidays each year. These floating holidays are in addition to the normal Company designated holidays. Since 2009 will be a partial year, your vacation will be pro-rated and you will therefore be entitled to 6 days vacation for the balance of 2009.

Benefits

Sunoco provides a full range of benefits for most of its salaried employees including comprehensive health plans, disability, life insurance, and savings plans. The disability plan requires a mandatory employee contribution of 0.5% of base pay annually. You will not be eligible to participate in the Sunoco, Inc. Executive Retirement Plan.

Annually, you will be entitled and encouraged to have a thorough physical examination performed at no cost to you.

The Sunoco savings plan, SunCAP, matches your contribution up to 5% of your salary. Eligibility for the Company match commences after one year of service. Matching amounts in excess of statutory limits will be provided in the Company’s non-qualified Savings Restoration Plan.

Every executive, including the Senior Vice President, Refining, is an employee at will. You will be eligible to participate in the Sunoco, Inc. Executive Involuntary Severance Plan which provides severance payments in the event of an involuntary termination other than for cause. You will also be eligible to participate in the Sunoco, Inc. Special Executive Severance Plan, which provides severance benefits to an executive whose employment is involuntarily terminated or who resigns for good reason in connection with or following a change in control, except that you will not be eligible for the gross-up payment and the associated benefits provided in Section 4.7 “Parachute Payments” of the plan.

More complete descriptions of Sunoco’s plans including the Summary Plan Descriptions and plan documents are available on request. You may also refer to the attached Benefits Related Items for Executives. The Board and/or the Company reserves the right to make changes to its employee policies, procedures and plans at any time.

Please review this offer letter. If you elect to accept our offer, please sign and return to us a counterpart signature page as soon as possible.

Anne-Marie, once again, congratulations! We are pleased to have you join the Sunoco team.

Sincerely,

/s/ Dennis Zeleny
Dennis Zeleny

I accept this offer to be Senior Vice President, Refining.

/s/ Anne-Marie N. Ainsworth
Signature